                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. )*

                              Puroflow Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.15 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   746375 20 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 29, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

-------------------

            * The  remainder  of this  cover  page  shall  be  filled  out for a reporting  person's  initial filing on this form with respect to the subject  class  of  securities,  and  for any  subsequent  amendment containing information which would alter the disclosures provided in a prior cover page.

                        The information  required in the remainder of this cover
            page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities  Exchange Act of 1934 or otherwise  subject to the liabilities  of that  section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 2 of 14 Pages
----------------------------                               ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Wheatley Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    180,542 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                77,523 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                180,542 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                77,523 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     258,065 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     14.4%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                     PN
================================================================================

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 3 of 14 Pages
----------------------------                               ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Wheatley Associates III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    38,135 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                219,930 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                38,135 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                219,930 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     258,065 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     14.4%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                     PN
================================================================================

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 4 of 14 Pages
----------------------------                               ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Wheatley Foreign Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    39,388 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                218,677 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                39,388 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                218,677 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     258,065 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     14.4%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                     PN
================================================================================

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 5 of 14 Pages
----------------------------                               ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Wheatley Partners III, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    0 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                258,065 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                258,065 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     258,065 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     14.4%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                     OO
================================================================================

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 6 of 14 Pages
----------------------------                               ---------------------

            Item 1.

            (a)   Name of Issuer:     Puroflow Incorporated
            (b)   Address of Issuer's Principal Executive Offices:
                                      10616 Lanark Street, Sun Valley, CA 91352

            Item 2.

            1.    (a) Name of Person Filing:    Wheatley Partners III, L.P.
                  (b) Address of Principal Business Office, or if none, Residence:
                                                80 Cuttermill Road, Suite 311,
                                                Great Neck, NY 11021
                  (c) Citizenship:              Delaware
                  (d) Title of Class of
                      Securities:               Common Stock, par value $.15 per share
                  (e) CUSIP Number:             746375 20 3

            2.    (a) Name of Person Filing:    Wheatley Associates III, L.P.
                  (b) Address of Principal Business Office, or if none, Residence:
                                                80 Cuttermill Road, Suite 311,
                                                Great Neck, NY 11021
                  (c) Citizenship:              Delaware
                  (d) Title of Class of
                      Securities:               Common Stock, par value $.15 per share
                  (e) CUSIP Number:             746375 20 3

            3.    (a) Name of Person Filing:    Wheatley Foreign Partners III, L.P.
                  (b) Address of Principal Business Office, or if none, Residence:
                                                80 Cuttermill Road, Suite 311,
                                                Great Neck, NY 11021
                  (c) Citizenship:              Delaware
                  (d) Title of Class of
                      Securities:               Common Stock, par value $.15 per share
                  (e) CUSIP Number:             746375 20 3

            4.    (a) Name of Person Filing:    Wheatley Partners III, LLC
                  (b) Address of Principal Business Office, or if none, Residence:
                                                80 Cuttermill Road, Suite 311,
                                                Great Neck, NY 11021
                  (c) Citizenship:              Delaware
                  (d) Title of Class of
                      Securities:               Common Stock, par value $.15 per share
                  (e) CUSIP Number:             746375 20 3

            The  following  individuals  or  entities  are  identified  in  this
Schedule  13G due to  their  relationships  with  one or  more of the  Reporting
Persons  disclosed  above.  The following  persons or entities are not Reporting
Persons for purposes of this Schedule 13G.

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 7 of 14 Pages
----------------------------                               ---------------------

            Members of  Wheatley  Partners  III,  LLC,  the  general  partner of
Wheatley  Partners III,  L.P.,  who do not directly  beneficially  own shares of
Common Stock of the Issuer.

            5.    (a) Name of Person Filing:      Irwin Lieber
                  (b) Address of Principal Business Office, or if none, Residence:
                                                  80 Cuttermill Road, Suite 311,
                                                  Great Neck, NY 11021
                  (c) Citizenship:                United States
                  (d) Title of Class of
                      Securities:                 Common Stock, par value $.15 per share
                  (e) CUSIP Number:               746375 20 3

            6.    (a) Name of Person Filing:      Barry Fingerhut
                  (b) Address of Principal Business Office, or if none, Residence:
                                                  80 Cuttermill Road, Suite 311,
                                                  Great Neck, NY 11021
                  (c) Citizenship:                United States
                  (d) Title of Class of
                      Securities:                 Common Stock, par value $.15 per share
                  (e) CUSIP Number:               746375 20 3

            7.    (a) Name of Person Filing:      Barry Rubenstein
                  (b) Address of Principal Business Office, or if none, Residence:
                                                  68 Wheatley Road, Brookville,
                                                  New York 11545
                  (c) Citizenship:                United States
                  (d) Title of Class of
                      Securities:                 Common Stock, par value $.15 per share
                  (e) CUSIP Number:               746375 20 3

            8.    (a) Name of Person Filing:      Nancy Casey
                  (b) Address of Principal Business Office, or if none, Residence:
                                                  80 Cuttermill Road, Suite 311,
                                                  Great Neck, NY 11021
                  (c) Citizenship:                United States
                  (d) Title of Class of
                      Securities:                 Common Stock, par value $.15 per share
                  (e) CUSIP Number:               746375 20 3

            9.    (a) Name of Person Filing:      Jonathan Lieber
                  (b) Address of Principal Business Office, or if none, Residence:
                                                  80 Cuttermill Road, Suite 311,
                                                  Great Neck, NY 11021
                  (c) Citizenship:                United States
                  (d) Title of Class of
                      Securities:                 Common Stock, par value $.15 per share
                  (e) CUSIP Number:               746375 20 3

            10.   (a) Name of Person Filing:      Seth Lieber
                  (b) Address of Principal Business Office, or if none, Residence:
                                                  80 Cuttermill Road, Suite 311,
                                                  Great Neck, NY 11021
                  (c) Citizenship:                United States
                  (d) Title of Class of
                      Securities:                 Common Stock, par value $.15 per share
                  (e) CUSIP Number:               746375 20 3

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 8 of 14 Pages
----------------------------                               ---------------------

 Item 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or
         13d-2(b) or (c), check whether the person filing is a:

         /x/  Not Applicable

 (a)     / /  Broker or dealer  registered  under  Section  15 of the
              Exchange Act.

 (b)    / /   Bank as defined in section 3(a)(6) of the Exchange Act.

 (c)    / /   Insurance company as defined in section 3(a)(19) of the
              Exchange Act.

 (d)    / /   Investment  company  registered  under section 8 of the
              Investment Company Act.

 (e)   / /    An   investment   adviser  in   accordance   with  Rule
              13d-1(b)(1)(ii)(E).

 (f)   / /    An  employee   benefit  plan  or   endowment   fund  in
              accordance with Rule 13d-1(b)(1)(ii)(F).

 (g)   / /    A  parent   holding   company  or  control   person  in
              accordance with Rule 13d-1(b)(1)(ii)(G).

 (h)   / /    A savings association as defined in Section 3(b) of the
              Federal Deposit Insurance Act.

 (i)   / /    A church plan that is excluded  from the  definition of
              an investment  company  under  Section  3(c)(14) of the
              Investment Company Act.

 (j)   / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership - The  percentages  of beneficial  ownership  shown below are based on 1,798,280  shares of Common Stock based on (a) 494,306  shares of Common  Stock  outstanding  as of March 12,  2003 as reported in the
         Issuer's  Annual Report on Form 10-KSB as filed with the Securities and
         Exchange  Commission and (b) 1,303,974 shares of Common Stock issued on
         April 29, 2003 upon the closing of a private placement.

 1.   Wheatley Partners III, L.P.
      (a) Amount Beneficially Owned: 258,065 shares.
      (b) Percent of Class: 14.4%.
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or direct the vote: 180,542 shares.
          (ii)  shared power to vote or direct the vote: 77,523 shares.
          (iii) sole power to dispose or direct the disposition of: 180,542 shares.
          (iv)  shared power to dispose or direct the disposition of: 77,523 shares.

 2.   Wheatley Associates III, L.P.
      (a) Amount Beneficially Owned: 258,065 shares.
      (b) Percent of Class: 14.4%.
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or direct the vote: 38,135 shares.
          (ii)  shared power to vote or direct the vote: 219,930 shares.
          (iii) sole power to dispose or direct the disposition of: 38,135 shares.
          (iv)  shared power to dispose or direct the disposition of: 219,930 shares.

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 9 of 14 Pages
----------------------------                               ---------------------

3.   Wheatley Foreign Partners III, L.P.
     (a) Amount Beneficially Owned: 258,065 shares.
     (b) Percent of Class: 14.4%.
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or direct the vote: 39,388 shares.
         (ii)  shared power to vote or direct the vote: 218,677 shares.
         (iii) sole power to dispose or direct the disposition of: 39,388 shares.
         (iv)  shared power to dispose or direct the disposition of: 218,677 shares.

4.   Wheatley Partners III, LLC
     (a) Amount Beneficially Owned: 258,065 shares.
     (b) Percent of Class: 14.4%.
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or direct the vote: 0 shares.
         (ii)  shared power to vote or direct the vote: 258,065 shares.
         (iii) sole power to dispose or direct the disposition of: 0 shares.
         (iv)  shared power to dispose or direct the disposition of: 258,065 shares.

            The  following  individuals  or  entities  are  identified  in  this
Schedule  13G due to  their  relationships  with  one or  more of the  Reporting
Persons  disclosed  above.  The following  persons or entities are not Reporting
Persons for purposes of this Schedule 13G.

            Members of  Wheatley  Partners  III,  LLC,  the  general  partner of
Wheatley  Partners III,  L.P.,  who do not directly  beneficially  own shares of
Common Stock of the Issuer:

5.   Irwin Lieber
     (a) Amount Beneficially Owned: 258,065 shares.
     (b) Percent of Class: 14.4%.
     (c) Number of shares as to which such person has:
         (i)    sole power to vote or direct the vote: 0 shares.
         (ii)   shared power to vote or direct the vote: 258,065 shares.
         (iii)  sole power to dispose or direct the disposition of: 0 shares.
         (iv)   shared power to dispose or direct the disposition of: 258,065 shares.

6.   Barry Fingerhut
     (a) Amount Beneficially Owned: 258,065 shares.
     (b) Percent of Class: 14.4%.
     (c) Number of shares as to which such person has:
         (i)    sole power to vote or direct the vote: 0 shares.
         (ii)   shared power to vote or direct the vote: 258,065 shares.
         (iii)  sole power to dispose or direct the disposition of: 0 shares.
         (iv)   shared power to dispose or direct the disposition of: 258,065 shares.

7.   Barry Rubenstein
     (a) Amount Beneficially Owned: 258,065 shares.
     (b) Percent of Class: 14.4%.
     (c) Number of shares as to which such person has:
         (i)    sole power to vote or direct the vote: 0 shares.
         (ii)   shared power to vote or direct the vote: 258,065 shares.
         (iii)  sole power to dispose or direct the disposition of: 0 shares.
         (iv)   shared power to dispose or direct the disposition of: 258,065 shares.

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 10 of 14 Pages
----------------------------                               ---------------------

8.   Nancy Casey
     (a) Amount Beneficially Owned: 258,065 shares.
     (b) Percent of Class: 14.4%.
     (c) Number of shares as to which such person has:
         (i)    sole power to vote or direct the vote: 0 shares.
         (ii)   shared power to vote or direct the vote: 258,065 shares.
         (iii)  sole power to dispose or direct the disposition of: 0 shares.
         (iv)   shared power to dispose or direct the disposition of: 258,065 shares.

9.   Jonathan Lieber
     (a) Amount Beneficially Owned: 258,065 shares.
     (b) Percent of Class: 14.4%.
     (c) Number of shares as to which such person has:
         (i)    sole power to vote or direct the vote: 0 shares.
         (ii)   shared power to vote or direct the vote: 258,065 shares.
         (iii)  sole power to dispose or direct the disposition of: 0 shares.
         (iv)   shared power to dispose or direct the disposition of: 258,065 shares.

10.  Seth Lieber
     (a) Amount Beneficially Owned: 258,065 shares.
     (b) Percent of Class: 14.4%.
     (c) Number of shares as to which such person has:
         (i)    sole power to vote or direct the vote: 0 shares.
         (ii)   shared power to vote or direct the vote: 258,065 shares.
         (iii)  sole power to dispose or direct the disposition of: 0 shares.
         (iv)   shared power to dispose or direct the disposition of: 258,065 shares.

Item 5.     Ownership of Five Percent or Less of a Class.

                        If this statement is being filed to report the fact that
            as of the date  hereof  the  reporting  person  has ceased to be the beneficial  owner  of  more  than  five  percent  of  the  class  of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7.     Identification  and  Classification of the Subsidiary Which Acquired
            the Security Being Reported on by the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 11 of 14 Pages
----------------------------                               ---------------------

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

                        By signing  below,  we certify  that, to the best of our
            knowledge  and  belief,  the  securities  referred to above were not acquired  and are not held for the  purpose of or with the effect of changing or influencing  the control of the issuer of the securities and were not  acquired and are not held in  connection  with or as a participant in any transaction having that purpose or effect.

           [The remainder of this page was intentionally left blank.]

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 12 of 14 Pages
----------------------------                               ---------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 6, 2003

                                         WHEATLEY PARTNERS III, L.P.

                                         By: Wheatley Partners III, LLC,
                                             General Partner

                                         By: /s/ Barry Rubenstein
                                             ------------------------
                                             Name:  Barry Rubenstein
                                             Title: Chief Executive Officer

                                         WHEATLEY ASSOCIATES III, L.P.

                                         By: Wheatley Partners III, LLC,
                                             General Partner

                                         By: /s/ Barry Rubenstein
                                             ------------------------
                                             Name:  Barry Rubenstein
                                             Title: Chief Executive Officer

                                         WHEATLEY FOREIGN PARTNERS III, L.P.

                                         By: Wheatley Partners III, LLC,
                                             General Partner

                                         By: /s/ Barry Rubenstein
                                             ------------------------
                                             Name:  Barry Rubenstein
                                             Title: Chief Executive Officer

                                         WHEATLEY PARTNERS III, LLC

                                         By: /s/ Barry Rubenstein
                                             ------------------------
                                             Name:  Barry Rubenstein
                                             Title: Chief Executive Officer

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 13 of 14 Pages
----------------------------                               ---------------------

                                  Exhibit Index

            The following document is filed herewith:

            (a)    Joint Filing Agreement dated as of May 6, 2003 among Wheatley
                   Partners III, L.P.,  Wheatley  Associates III, L.P., Wheatley
                   Foreign Partners III, L.P., and Wheatley Partners III, LLC.

----------------------------                               ---------------------
CUSIP No. 746375 20 3                 13G                    Page 14 of 14 Pages
----------------------------                               ---------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, dated May 6, 2003  with  respect  to the  shares  of  Common  Stock of  Puroflow
Incorporated and any further  amendments  thereto executed by each and any of us shall be filed on behalf of each of us  pursuant to and in  accordance  with the provisions of Rule  13d-1(k)(1)  under the  Securities  Exchange Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: May 6, 2003

                                         WHEATLEY PARTNERS III, L.P.

                                         By: Wheatley Partners III, LLC,
                                             General Partner

                                         By: /s/ Barry Rubenstein
                                             ------------------------
                                             Name:  Barry Rubenstein
                                             Title: Chief Executive Officer

                                         WHEATLEY ASSOCIATES III, L.P.

                                         By: Wheatley Partners III, LLC,
                                             General Partner

                                         By: /s/ Barry Rubenstein
                                             ------------------------
                                             Name:  Barry Rubenstein
                                             Title: Chief Executive Officer

                                         WHEATLEY FOREIGN PARTNERS III, L.P.

                                         By: Wheatley Partners III, LLC,
                                             General Partner

                                         By: /s/ Barry Rubenstein
                                             ------------------------
                                             Name:  Barry Rubenstein
                                             Title: Chief Executive Officer

                                         WHEATLEY PARTNERS III, LLC

                                         By: /s/ Barry Rubenstein
                                             ------------------------
                                             Name:  Barry Rubenstein
                                             Title: Chief Executive Officer